Exhibit 23.4
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-262043) and Form S-8 (No. 333-234475) of Altus Midstream Company (“Altus”) of our reports dated February 16, 2022, relating to the financial statements of Permian Highway Pipeline LLC (“PHP”) as of and for the years ended December 31, 2021 and 2020, which appear as Exhibit 99.3 to this Annual Report on Form 10-K of Altus, and March 16, 2020, relating to the financial statements of PHP as of and for the year ended December 31, 2019, which appears in this Annual Report on Form 10-K of Altus.

/s/ BDO USA, LLP

Houston, Texas
February 22, 2022